UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 23, 2016 (November 17, 2016)

Date of Report (Date of earliest event reported)

Acxiom Corporation

(Exact name of Registrant as specified in charter)

Delaware	0-13163	71-0581897
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

601 E. Third St., Little Rock, Arkansas 72201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 501-342-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On November 17, 2016, Acxiom Corporation, a Delaware corporation (the “Company”) issued a press release announcing its entry into a merger agreement (the “Arbor Merger Agreement”) with Arbor Technologies, Inc., a Delaware corporation (“Arbor”), and Dojo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Arbor Merger Sub”), as well as its entry into a merger agreement (the “Circulate Merger Agreement”) with Circulate.com, Inc., a Delaware corporation (“Circulate”), and Echo Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Circulate Merger Sub”). A copy of the press release is attached hereto as Exhibit 99.1.

On the terms and subject to the conditions set forth in the Arbor Merger Agreement and subject to the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”), Arbor Merger Sub has been merged with and into Arbor (the “Arbor Merger”) and Arbor will continue as the surviving corporation and become a wholly owned subsidiary of the Company. On the terms and subject to the conditions set forth in the Circulate Merger Agreement and subject to the applicable provisions of the DGCL, Circulate Merger Sub will be merged with and into Circulate (the “Circulate Merger,” and together with the Arbor Merger, the “Mergers”) and Circulate will continue as the surviving corporation and become a wholly owned subsidiary of the Company.

Subject to certain customary adjustments, the aggregate cash purchase price for outstanding shares and vested stock options for the Mergers will equal approximately $140 million in the aggregate, net of cash acquired. The aggregate value of the merger consideration for the Arbor Merger and the Circulate Merger with respect to assumed unvested options and (in the case of the Arbor Merger) the shares of Company common stock, par value $0.10 per share (“Company Common Stock”), subject to the Holdback Arrangements (as described below) is expected to equal approximately $50 million and be reported by the Company as non-cash stock compensation over the applicable vesting periods.

Arbor Merger

On November 21, 2017, the parties closed the Arbor Merger.

Under the terms of the Arbor Merger Agreement, upon consummation of the Arbor Merger, each outstanding share of capital stock of Arbor (excluding (A) cancelled shares, (B) dissenting shares and (C) restricted shares) was cancelled and converted into the right to receive the applicable per share merger consideration (the “Arbor Per Share Consideration”).

Effective upon consummation of the Arbor Merger, Arbor stock options that were vested were cancelled and converted into the right to receive an amount in cash, for each share subject to the vested option, equal to the Arbor Per Share Consideration over the option’s exercise price. Arbor stock options that were unvested and held by certain individuals, including continuing employees, were to be assumed by the Company (the “Assumed Arbor Options”) and will continue to have, and be subject to, substantially the same terms (including vesting) set forth in Arbor’s 2014 Equity Incentive Plan, as amended, and the related option agreements, except that such Assumed Arbor Options will be exercisable for shares of Company Common Stock at an exchange ratio determined based on the weighted average closing sale price of one share of Company Common Stock during the ten consecutive trading days ending on the second trading day before the closing of the Arbor Merger.

Certain portions of the merger consideration otherwise payable in respect of shares of restricted Arbor common stock held by certain key employees of Arbor are further subject to holdback by the Company (each a “Holdback Arrangement”) and will vest over thirty (30) months post-closing, subject to the applicable key employee continuing to provide services to the Company through each vesting date and vesting acceleration upon a qualifying termination of employment. Each Holdback Arrangement will be settled in shares of Company Common Stock on each vesting date.

The Arbor Merger Agreement contains customary representations, warranties and covenants of Arbor and the Company as well as certain indemnification provisions, whereby the stockholders and vested optionholders of Arbor will indemnify the Company and its affiliated parties for certain losses suffered in connection with the Arbor Merger. The Arbor Merger Agreement also contains customary closing conditions, including the adoption of the Arbor Merger Agreement and approval of the Arbor Merger by Arbor’s stockholders; all such closing conditions have been satisfied or waived.

Following the closing of the Arbor Merger, the Company intends to grant new awards of restricted stock units to select employees of Arbor to induce them to accept employment with the Company (the “Arbor Inducement Awards”). The Arbor Inducement Awards will have an approximate grant date fair value of $11 million in the aggregate. The Arbor Inducement Awards will vest over three years with 34% of the total vesting on the first anniversary of the closing date of the Arbor Merger and 8.25% vesting each three months thereafter, subject to the employee’s continued service through each vesting date.

Circulate Merger

Under the terms of the Circulate Merger Agreement, upon consummation of the Circulate Merger, each outstanding share of capital stock of Circulate (excluding (A) cancelled shares, and (B) dissenting shares) will be cancelled and converted into the right to receive the applicable per share merger consideration (the “Circulate Per Share Consideration”).

Effective upon consummation of the Circulate Merger, Circulate stock options that are vested will be cancelled and converted into the right to receive an amount in cash, for each share subject to the vested option, equal to the Circulate Per Share Consideration over the option’s exercise price. Circulate stock options that are unvested and held by certain individuals, including continuing employees, will be assumed by the Company (the “Assumed Circulate Options”), and will continue to have, and be subject to, substantially the same terms (including vesting) set forth in Circulate’s 2009 Stock Plan, as amended, and the related option agreements, except that such Assumed Circulate Options will be exercisable for shares of Company Common Stock at an exchange ratio to be determined based on the weighted average closing sale price of one share of Company Common Stock during the twenty consecutive trading days ending on the second trading day before the closing of the Circulate Merger.

The Circulate Merger Agreement contains customary representations, warranties and covenants of Circulate and the Company as well as certain indemnification provisions, whereby the stockholders and vested optionholders of Circulate will indemnify the Company and its affiliated parties for certain losses suffered in connection with the Circulate Merger.

The Circulate Merger Agreement also contains customary closing conditions, including the adoption of the Circulate Merger Agreement and approval of the Circulate Merger by Circulate’s stockholders. The only vote of the Circulate stockholders necessary to approve and adopt the Circulate Merger and the Circulate Merger Agreement is the affirmative vote or written consent of at least (a) at least 50% of the Circulate capital stock, voting together as a single class, on an as-converted to common stock basis, (b) at least 50% of the Circulate preferred stock, voting together as a single class, on an as-converted to common stock basis (such approval, the “Circulate Stockholder Approval”). On November 17, 2016, the Circulate stockholders holding voting power sufficient to effect the Circulate Stockholder Approval adopted the Circulate Merger and approved the Circulate Merger Agreement and accordingly, the Circulate Stockholder Approval has been obtained. However, as a condition to the consummation of the Circulate Merger, Circulate must deliver to the Company evidence that (i) at least 90% of the outstanding shares of Circulate capital stock, voting together as a single class on an as-converted to common stock basis, and (ii) each Circulate stockholder who individual holds at least one and a half percent of the of the outstanding shares of Circulate capital stock, voting together as a single class on an as-converted to common stock basis, in each case, have either (a) executed a written consent adopting the Circulate Merger and approving the Circulate Merger Agreement or (b) waived in writing their appraisal rights in connection with the Circulate Merger. As of the date hereof, such condition to the consummation of the Circulate Merger has not been met.

The parties expect to close the Circulate Merger in the third quarter of fiscal 2017.

Following the closing of the Circulate Merger, the Company intends to grant new awards of restricted stock units to select employees of Circulate to induce them to accept employment with the Company (the “Circulate Inducement Awards”). The Circulate Inducement Awards will have an approximate grant date fair value of $10 million in the aggregate. The Circulate Inducement Awards granted to certain key employees of Circulate will vest over two years with 50% of the total vesting on the first anniversary of the closing date of the Circulate Merger and 12.5% vesting each three months thereafter, subject to the employee’s continued service through each vesting date and vesting acceleration upon a qualifying termination as set forth in the applicable employee’s offer letter with the Company. The Circulate Inducement Awards granted to all other Circulate employees will vest incrementally over four years with 25% of the total vesting on the first anniversary of the closing date of the Circulate Merger and 25% vesting each 12 months thereafter, subject to the employee’s continued service through each vesting date.

Following the closing of the Circulate Merger, the Company will pay cash transaction bonuses to certain Circulate employees to satisfy a compensation arrangement adopted by Circulate prior to the consummation of the Circulate Merger. The value of these transaction bonuses will approximate $2.25 million.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 17, 2016, announcing Acxiom Corporation’s entry into the Merger Agreement with Arbor Technologies, Inc. and Dojo Merger Sub, Inc. and its entry into the Merger Agreement with Circulate.com, Inc. and Echo Acquisition Sub, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 23, 2016	Acxiom Corporation

	By:	/s/ Jerry C. Jones
	Name:	Jerry C. Jones
	Title:	Chief Ethics and Legal Officer & Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 17, 2016, announcing Acxiom Corporation’s entry into the Merger Agreement with Arbor Technologies, Inc. and Dojo Merger Sub, Inc. and its entry into the Merger Agreement with Circulate.com, Inc. and Echo Acquisition Sub, Inc.